Exhibit 10.1

Liquidmetal Technologies, Inc.

25800 Commercentre Drive, Suite 100

Lake Forest, California  92630

November 13, 2006

Mr. James Kang

Hyundai Hyperiod

Youngsan-Gu, Hannam-Dong

Seoul, Korea

Re:  Amendment of Stock Option Agreements and Consulting Agreement

This letter agreement sets forth the terms upon which Liquidmetal Technologies, Inc. (the “Company”) has agreed to amend certain stock option agreements and the consulting agreement dated October 20, 2006 (the “Consulting Agreement”) between you and the Company.

Effective as of the date of this letter and notwithstanding the termination of your employment with the Company, the Company has agreed that those options previously granted to you under the Company’s various option plans (the “Plans”) will continue to be exercisable by you as if you had been employed by the Company on an uninterrupted basis at all times so long as you continue to be engaged by the Company as a consultant or an employee.  Specifically, the following stock options shall be subject to the extension.

Plan	Date of Grant	Grant Type	Exercise Price	No. Of Remaining Options Extended
1996 LT Incentive Plan	4/8/1998	Incentive	$2.325	43,010
Non-Qualified	4/8/1998	Non-Qualified	$2.325	253,764
1996 LT Incentive Plan	5/21/2001	Non-Qualified	$6.200	2,532,359
1996 LT Incentive Plan	5/21/2001	Incentive	$6.200	48,387

Notwithstanding the foregoing, the options for which you will have an extended exercise period as set forth above, shall in all other respects continue to be subject to the terms and conditions of the Plans and the applicable stock option agreements (including conditions and restrictions on exercise, vesting, termination and expiration of grant).

Also effective as of the date of this letter, the Consulting Agreement shall be amended whereby “Section 5. Termination; paragraph (a) Death” shall be stricken in its entirety and replaced with the following:

5.              Termination; (a) Death:  In the event of Consultant’s death, the Consultant’s estate shall be entitled to receive the consulting fees that the Consultant would otherwise be entitled to receive under this Agreement on an uninterrupted basis up through December 31, 2009, the termination date of this Agreement.

If you are in agreement with the terms, conditions, and restrictions of this letter agreement, please sign below to indicate your assent.  Upon your signature, this letter agreement shall be deemed to be an amendment to the above-referenced stock options agreements.

Sincerely

/s/ Larry Buffington
Larry Buffington, President and CEO

Acknowledged and Agreed as of
the 13th day of November, 2006

Signature:	/s/ James Kang
James Kang, individually